UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number: 0-8924


(Check one):  [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
              [ ] Form N-SAR  [ ] Form N-CSR

     For Period Ended:  September 30, 2004

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended:
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             Read Instructions (on back page) Before Preparing Form.
                              Please Print or Type.
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Trinity Learning Corporation
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Full Name of Registrant


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Former Name if Applicable

1831 Second Street
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Address of Principal Executive Office (Street and Number)

Berkeley, California 94710
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        | (a)  The reason described in reasonable detail in Part III of this
        |      form could not be eliminated without unreasonable effort or
        |      expense;
        | (b)  The subject annual report, semi-annual report, transition report
        |      on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
   [X]  |      portion thereof, will be filed on or before the fifteenth
        |      calendar day following the prescribed due date; or the subject
        |      quarterly report or transition report on Form 10-Q, or portion
        |      thereof, will be filed on or before the fifth calendar day
        |      following the prescribed due date; and
        | (c)  The accountant's statement or other exhibit required by Rule
        |      12b-25(c) has been attached if applicable.

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PART III - NARRATIVE RESPONSE

State below in reasonable detail why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

      The Registrant has experienced a delay in completing its audit for the fiscal year ended June 30, 2004 due to a change in auditors and a change in accounting treatment of certain items. Consequently, the Registrant has also experienced a delay in completing its interim financial statements for the quarter ended September 30, 2004 within the prescribed time period.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                   Cris Larson                     (510)          540-9300
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                      (Name)                    (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  [ ] Yes [X] No

      The Registrant's annual report on Form 10-KSB was due to be filed in September 2004. The Registrant anticipates filing this report in the very near future.

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          Trinity Learning Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2004                    By:    /s/ Douglas D. Cole
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                                                  Douglas D. Cole
                                                  Chief Executive Officer